December 27, 2005



Galaxy Nutritional Foods, Inc.
2441 Viscount Row
Orlando, Florida 32809

Ladies and Gentlemen:

      We have acted as counsel for Galaxy Nutritional Foods, Inc., a Delaware corporation (the "Company"), in connection with the registration of 3,650,000 shares of common stock of the Company, par value $0.01 per share (the "Shares"), pursuant to the Registration Statement on Form S-3 filed by the Company under the Securities Act of 1933, as amended, as amended by Amendments No. 1 and No. 2 to Registration Statement on Form S-3 (collectively, the "Registration Statement"), and the proposed sale of the Shares by the selling stockholders named therein (the "Selling Stockholders"), in accordance with the Registration Statement.

      Based upon an examination and review of such corporate documents and records, certificates and other documents as we have deemed necessary, relevant, or appropriate, we are of the opinion that (i) those Shares previously issued were validly issued, fully paid and nonassessable, and (ii) upon exercise of the options and warrants held by certain Selling Stockholders, pursuant to which the remainder of the Shares are issuable, and the Company's issuance of such Shares upon such exercise, such Shares will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Amendment No. 2 to Registration Statement on Form S-3 and to the use of our name under the caption "Legal Matters" in the Prospectus, which constitutes a part of the Registration Statement.

                                         Very truly yours,

                                         /s/ Baker & Hostetler LLP

                                         BAKER & HOSTETLER LLP